EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-240279) on Form S-3 and (Nos. 333-196389 and 333-239919) on Form S-8 of our reports dated February 28, 2024, with respect to the consolidated financial statements of Stewart Information Services Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Houston, Texas
February 28, 2024